NEWS RELEASE


FOR IMMEDIATE RELEASE
Contacts: Michael T. Vea, Chairman, President and CEO (812) 464-9604
          James E. Adams, Chief Financial Officer (812) 464-9858


          INTEGRA BANK CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN


Evansville, Indiana, July 18, 2001 (Nasdaq National Market: IBNK). Integra Bank Corporation announced today that its Board of Directors has adopted a Shareholder Rights Plan. Under the Plan, rights will be distributed at the rate of one right for each common share of the Company held by shareholders of record as of the close of business on July 30, 2001. Initially, each right will entitle shareholders to buy one one-hundredth of a share of preferred stock at a purchase price of $75.00.

The rights generally will be exercisable only if a person or group acquires 15% or more of the Company's common shares or commences a tender or exchange offer which, upon consummation, would result in a person or group owning 15% or more of the Company's common shares. In such event, each right not owned by such person or group will entitle its holder to purchase at the then current purchase price, common shares (or their equivalent) having a value of twice the purchase price. Under certain circumstances, the rights are exchangeable for common shares of the Company or are redeemable at a price of one cent per right. The rights will expire on July 18, 2011.

The purpose of the Plan is to help ensure that the Company's shareholders receive fair treatment in the event of an unsolicited attempt to acquire the Company. The Plan is designed to discourage certain abusive takeover techniques. Finally, the Plan will provide the Board of Directors with greater flexibility in responding to developments affecting control of the Company in a manner which is in the best interests of its shareholders.

The Plan will be filed with the Securities and Exchange Commission and will, together with a summary, be available from the Company upon the request of any shareholder.

"FORWARD-LOOKING STATEMENTS" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 MAY BE INCLUDED IN THIS RELEASE. A VARIETY OF FACTORS COULD CAUSE INTEGRA BANK CORPORATION'S ACTUAL RESULTS TO DIFFER FROM THOSE EXPECTED AT THE TIME OF THIS RELEASE. INVESTORS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY INTEGRA BANK CORPORATION IN ITS PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

PROFILE OF INTEGRA BANK CORPORATION (NASDAQ:IBNK)
Integra Bank Corporation (Nasdaq:IBNK) (www.integrabank.com) is a $3.3 billion bank holding company headquartered in Evansville, Indiana, which currently operates 78 locations in Indiana, Kentucky, Illinois and Ohio and provides 24-hour banking convenience through a network of 132 ATMs and its online banking service BANK ANYTIME.